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                                                             EXHIBIT (5)(b)(iii)

                          THE PARKSTONE GROUP OF FUNDS
                SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         This SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (the "Second Amendment") dated as of December 16, 1996, by and between THE PARKSTONE GROUP OF FUNDS, a Massachussets business trust, located in Columbus, Ohio (the "Group") and FIRST OF AMERICA INVESTMENT CORPORATION, a Michigan corporation located in Kalamazoo, Michigan (the "Investment Adviser").

                               W I T N E S S E T H

         WHEREAS, the parties hereto entered into an Investment Advisory Agreement as of the 8th day of September 1988, as amended, with respect to each of its variable net asset value funds except the Parkstone International Discovery Fund and the Parkstone Emerging Markets Fund (the "Investment Advisory Agreement");

         WHEREAS, the parties hereto are adding two new investment portfolios known as the Parkstone Conservative Allocation Fund and the Parkstone Aggressive Allocation Fund to be covered by the Investment Advisory Agreement;

         WHEREAS, the parties hereto wish to amend the Investment Advisory Agreement to permit the Investment Adviser to use a subadviser for such Funds or any other Funds which may be approved by the Board or shareholders as necessary.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

         2.       Amendments.

                  a. Subject to the provisions of the Investment Advisory Agreement, the Declaration of Trust and the Investment Company Act of 1940 (the "1940 Act"), the Investment Adviser directly and indirectly may select and enter into contract with one or more qualified investment advisers ("Subadvisers") to provide to the Group some or all of the services required by the Investment Advisory Agreement with respect to the Funds of the Group identified on Schedule A hereto. Additional investment portfolios may from time to time be added to those covered by this Second Amendment by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date. With respect to any such appointment by the Investment Adviser of any Subadviser, the Investment Adviser will, as appropriate:
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                           i)       advise the Subadvisers with respect to
                                    economic conditions and trends in the United
                                    States;

                           ii) assist the Subadvisers with the placement of orders for the purchase and sale of securities of U.S. issuers;

                           iii) assist and consult with the Subadvisers regarding the management of the Funds identified on Schedule A with respect to their short-term cash balance position denominated in U.S. dollars to preserve liquidity in such Funds' assets, including the placement of orders for U.S. money market instruments;

                           iv) assist and consult with the Subadvisers in connection with the continuous investment program of the Funds identified on Schedule A; and

                           v) periodically review, evaluate and report to the Group's Board of Trustees with respect to the performance of the Subadviser.

                  b. The Investment Adviser, in selecting and entering into contracts with Subadvisers, shall require that each of the Subadvisers comply with the provisions of the Investment Advisory Agreement set forth in Sections 3, 5 and 6 thereof.

                  c. The compensation of any Subadvisers directly appointed by the Investment Adviser shall be the sole responsibility of the Investment Adviser and shall be an expense of the Investment Adviser to be paid by it in accordance with Section 6 of the Investment Advisory Agreement.

         3. Miscellaneous. Except to the extent expressly amended by the First Amendment to Investment Advisory Agreement dated as of March 1, 1995 (the "First Amendment") and this Second Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by the First Amendment and this Second Amendment. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                    THE PARKSTONE GROUP OF FUNDS



                                    By: /s/ Scott A. Englehart
                                        --------------------------------
                                             Scott A. Englehart
                                             President


                                    FIRST OF AMERICA INVESTMENT CORPORATION



                                    By: /s/ Richard A. Wolf
                                        --------------------------------
                                             Richard A. Wolf
                                             President

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                                                        DATED: DECEMBER 16, 1996

                                SCHEDULE A TO THE
                SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                    BETWEEN THE PARKSTONE GROUP OF FUNDS AND
                     FIRST OF AMERICA INVESTMENT CORPORATION
                             DATED DECEMBER 16, 1996


NAME OF FUNDS

1.       Parkstone Conservative Allocation Fund

2.       Parkstone Aggressive Allocation Fund


                             THE PARKSTONE GROUP OF FUNDS




                             By: /s/ Scott A. Englehart
                                 ------------------------------------
                                      Scott A. Englehart
                                      President

                             FIRST OF AMERICA INVESTMENT CORPORATION



                             By: /s/ Richard A. Wolf
                                 ------------------------------------
                                      Richard A. Wolf
                                      President

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